EXHIBIT 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of EON Communications Corporation on Form S-4 of our report dated December 17, 2013, with respect to our audit of the financial statements of Inventergy, LLC (a development stage company) as of December 31, 2012 and for the period from January 2012 (inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

San Francisco, California

February 7, 2014